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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) July 22, 2004



                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                -------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

         0-14536                                        04-2869812
---------------------------                         -------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


7 Bulfinch Place, Boston, Massachusetts                       02114
---------------------------------------                    ------------
(Address of Principal Executive Offices)                    (Zip Code)

                                 (617) 570-4600
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2. Acquisition or Disposition of Assets

     As previously reported, on October 3, 2003, Winthrop California Investors Limited Partnership (the "Partnership") entered into a settlement agreement (the "Settlement Agreement") with Crow Irvine #2, a California limited partnership ("Crow Irvine"), pursuant to which certain disputes between the parties relating to Crow Winthrop Development Limited Partnership (the "Development Partnership") were settled. Pursuant to the Settlement Agreement, the Limited Partnership Agreement and Certificate of Amendment of the Development Partnership was amended to provide, among other things, that if the Partnership receives a preference payment of $22,000,000 (the "Preference Payment") arising from any "Capital Transaction," as defined, during the period October 3, 2003 through October 2, 2005, the Partnership would surrender its interest in the Development Partnership to Crow Irvine.

     On July 15, 2004, Crow Irvine advised the Partnership that it had entered into a Capital Transaction and would be forwarding to the Partnership the Preference Payment. Effective July 22, 2004, Crow Irvine made the Preference Payment and the Partnership's interest in the Development Partnership was surrendered. As a result of the surrender of the Partnership's interest in the Development Partnership, the Partnership's sole remaining asset is cash and cash equivalents. Accordingly, after satisfying all outstanding payables and establishing necessary reserves, the Partnership will distribute its remaining cash reserves to its partners and the Partnership will be dissolved.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of July, 2004.


                               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                               By: Winthrop Financial Associates,
                                   A Limited Partnership,
                                   Managing General Partner

                                   By:  /s/ Peter Braverman
                                        -------------------
                                            Peter Braverman
                                            Executive Vice President




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